Exhibit 5.8

JORGE A. GARCIA CONSULTANT ON MEXICAN LAW * LICENSED ONLY IN MEXICO NOTLICENSED IN TEXAS DIRECT DIAL NUMBER (210) 220-1335

MARTIN, DROUGHT & TORRES

INCORPORATED

ATTORNEYS AT LAW

BANK OF AMERICA PLAZA, 25TH FLOOR

300 CONVENT STREET

SAN ANTONIO, TEXAS 78205-3789

___________________

(210) 227-7591

FAX (210) 227-7924

e-mail: jgarcia@mdtlaw.com

WITH OFFICES IN: MEXICO CITY McALLEN, TEXAS www.mdtlaw.com

Bombardier Recreational Products, Inc.	October 13, 2004

726, Rue St-Joseph

Valcourt, Quebec

J0E 2L0

Canada

Ropes & Gray LLP

One International Place

Boston, MA

02110-2624

USA

Dear Sirs:

This letter is furnished to you in connection with the Registration Statement on Form F-4 (File No. 333-116582) (the “Registration Statement”) filed by Bombardier Recreational Products Inc. (the “Company”), BRP Mexico S.A. de C.V. (the “Guaranteeing Subsidiary”) and the other subsidiary guarantors of the Company referred to therein with the U.S. Securities and Exchange Commission. The Registration Statement relates to the issuance by the Company in an exchange offer of $200,000,000 aggregate principal amount of 8.375% Senior Subordinated Notes due 2013 (the “Exchange Notes”). Payment of the Exchange Notes will be guaranteed by the Guaranteeing Subsidiary pursuant to Supplemental Indenture, dated as of March 12, 2004 (the “Supplemental Indenture”), among the Guaranteeing Subsidiary, the Company and the other guarantor subsidiaries of the Company under the indenture referred to below and U.S. Bank National Association, as trustee (the “Trustee”). All capitalized terms not otherwise defined herein have the meanings assigned to them in the Indenture, dated as of December 18, 2003 (the “Indenture”), among the Company, the guarantors signatories thereto and the Trustee.

In our capacity as counsel to the Company but only concerning the Guaranteeing Subsidiary and for purposes of this opinion, we have examined copies of the following documents:

(a) the Supplemental Indenture;

(d) a form of Notation of Guarantee to be endorsed on the Exchange Notes (the “Exchange Guarantee”);

(e) the Indenture;

(f) the Registration Rights Agreement;

(g) the Articles of Incorporation of the Guaranteeing Subsidiary (including all amendments thereto currently in effect); and

(h) the corporate records and other documents as we have deemed relevant and necessary as a basis for this opinion.

Based upon our review of the foregoing and such other instruments, documents, certificates and materials as we have deemed necessary and appropriate to render the opinions set forth in this letter, but subject to the assumptions and qualifications hereinafter set forth, it is our opinion that, as of the date of this letter:

1. The Guaranteeing Subsidiary is a corporation legally incorporated and validly existing under the laws of Mexico (the “Jurisdiction”).

2. The Exchange Guarantee has been duly authorized by the Guaranteeing Subsidiary.

The opinions set forth herein are subject to the following assumptions and qualifications:

(i) With respect to all documents examined by us, we have assumed (1) that all signatures thereon are genuine, (2) that all documents submitted to us as originals are authentic, (3) that all documents submitted to us as copies conform with the original copies of those documents, (4) the power and authority of the parties to those documents examined by us (other than the Guaranteeing Subsidiary) to enter into and pay and perform the obligations of such party thereunder, (5) that each natural person executing any such document, if signing on behalf of any party thereto (except for the Guaranteeing Subsidiary), is authorized to do so, and (6) the completeness, truth and accuracy of all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials.

(ii) The remedies contained in the Exchange Guarantee are subject to the effect upon enforceability of applicable bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the exercise of judicial discretion in accordance with general principles of equity.

(iii) We are providing our opinions herein on matters with respect to Mexican law, in which jurisdiction or jurisdictions the undersigned is authorized and fully qualified to practice, and express no opinion as to the laws of any other jurisdiction.

(iv) The opinions contained herein are rendered as of the date hereof, and we make no undertaking to supplement such opinions should facts or circumstances come to our attention, or changes in law occur, all after this date, which affect such opinions. Our opinions represent expressions of professional legal opinion only and are not guarantees of any particular result.

(v) The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

This opinion may be relied upon, quoted and referred to by Ropes & Gray LLP, for the purpose of their rendering of legal opinions in connection with the transactions contemplated by the Supplemental Indenture and the filing of any registration statement in accordance with the Registration Rights Agreement filed by the Company. We consent to the filing of this opinion with Registration Statement and the inclusion of our name under “Legal Matters” in any prospectus included therein.

Sincerely yours,

/s/ Jorge A. Garcia
JORGE A. GARCIA for
Martin, Drought & Torres, Inc.

Cc:	VIA E-MAIL

Jennifer E. Millson

Vice President, General Counsel

Bombardier Recreational Products Inc.

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